Exhibit 4.25

CHINA MOBILE COMMUNICATIONS CORPORATION

CHINA MOBILE LIMITED

and

CHINA MOBILE COMMUNICATION CO., LTD

TRADEMARK LICENSE AGREEMENT

This Trademark License Agreement (this “Agreement”) is entered into between the following parties in December 2017:

Licensor:	China Mobile Communications Corporation, a state-owned enterprise incorporated and duly existing in accordance with the PRC laws with its legal address at 29 Jin Rong Avenue, Xi Cheng District, Beijing, the PRC (hereinafter referred to as “Party A”); and

Licensees:	China Mobile Limited, a limited liability company incorporated and duly existing in accordance with Hong Kong laws with its legal address at 60/F., The Center, 99 Queen’s Road Central, Hong Kong (hereinafter referred to as “Party B”).

China Mobile Communication Co., Ltd., a limited liability company incorporated and duly existing in accordance with PRC laws with its legal address at 29 Jin Rong Avenue, Xi Cheng District, Beijing, the PRC (hereinafter referred to as “Party C”)

Party A consents that Party B sub-licenses the Licensed Trademarks (as defined herein) to its following subsidiaries. Hence, the Licensees also include the following subsidiaries of Party B and the list of subsidiaries can be updated with the consent of Party A:

1.	China Mobile International Ltd., a limited liability company incorporated and duly existing in accordance with Hong Kong laws with its legal address at 30/F., Tower 1, Kowloon Commerce Centre, 51 Kwai Cheong Road, Kwai Chung, NT, Hong Kong;

2.	China Mobile Hong Kong Co., Ltd., a limited liability company incorporated and duly existing in accordance with Hong Kong laws with its legal address at 20/F., Tower 1, Kowloon Commerce Centre, 51 Kwai Cheong Road, Kwai Chung, NT, Hong Kong; and

3.	China Mobile (Shenzhen) Limited, a limited liability company incorporated and duly existing in accordance with the PRC laws with its legal address at 11 and 41/F., GoTone Tower, 9023 Bin He Road, Futian District, Shenzhen, Guangdong, the PRC.

Party A consents that Party C sub-licenses the Licensed Trademarks to its existing and future subsidiaries. Hence, the Licensees also include the following subsidiaries of Party C and the list of such subsidiaries can be updated with the consent of Party A:

1.	China Mobile Group Beijing Co., Ltd., a limited liability company incorporated and duly existing in accordance with the PRC laws with its legal address at 7 Dong Zhi Meng Nan Avenue, Dong Cheng District, Beijing, the PRC;

2.	China Mobile Group Tianjin Co., Ltd., a limited liability company incorporated and duly existing in accordance with the PRC laws with its legal address at 64 M Zone, Bonded Area, Tianjin Port, Tianjin, the PRC;

3.	China Mobile Group Shanghai Co., Ltd., a limited liability company incorporated and duly existing in accordance with the PRC laws with its legal address at 668 Beijing Dong Road, Shanghai, the PRC;

4.	China Mobile Group Chongqing Co., Ltd., a limited liability company incorporated and duly existing in accordance with the PRC laws with its legal address at 2 Xing Guang San Road, Yu Bei District, Chongqing, the PRC;

5.	China Mobile Group Hebei Co., Ltd., a limited liability company incorporated and duly existing in accordance with the PRC laws with its legal address at 136 Dong Feng Road, Shijiazhuang, Hebei Province, the PRC;

6.	China Mobile Group Shanxi Co., Ltd., a limited liability company incorporated and duly existing in accordance with the PRC laws with its legal address at Mobile Tower A, Wu Luo Street, Economy &Technology Development Zone, Taiyuan, Shanxi Province, the PRC;

7.	China Mobile Group Neimenggu Co., Ltd., a limited liability company incorporated and duly existing in accordance with the PRC laws with its legal address at 2 Xin Hua Dong Street, Huhhot, Neimenggu Autonomous Region, the PRC;

8.	China Mobile Group Liaoning Co., Ltd., a limited liability company incorporated and duly existing in accordance with the PRC laws with its legal address at 6 Xin Long Street, Hun Nan Xin District, Shenyang, Liaoning Province, the PRC;

9.	China Mobile Group Jilin Co., Ltd., a limited liability company incorporated and duly existing in accordance with the PRC laws with its legal address at 2899 Jie Fang Da Road, Changchun, Jilin Province, the PRC;

10.	China Mobile Group Heilongjiang Co., Ltd., a limited liability company incorporated and duly existing in accordance with the PRC laws with its legal address at 168 Xin Wan Street, Song Bei District, Harbin, Heilongjiang Province, the PRC;

11.	China Mobile Group Jiangsu Co., Ltd., a limited liability company incorporated and duly existing in accordance with the PRC laws with its legal address at 81 Hu Ju Road, Nanjing, Jiangsu Province, the PRC;

12.	China Mobile Group Zhejiang Co., Ltd., a limited liability company incorporated and duly existing in accordance with the PRC laws with its legal address at 288 Huan Cheng Bei Road, Hangzhou, Zhejiang Province, the PRC;

13.	China Mobile Group Anhui Co., Ltd., a limited liability company incorporated and duly existing in accordance with the PRC laws with its legal address at 609 Huang Shan Road, Hefei, Anhui Province, the PRC;

14.	China Mobile Group Fujian Co., Ltd., a limited liability company incorporated and duly existing in accordance with the PRC laws with its legal address at 140 Hu Dong Road, Fuzhou, Fujian Province, the PRC;

15.	China Mobile Group Jiangxi Co., Ltd., a limited liability company incorporated and duly existing in accordance with the PRC laws with its legal address at 58 Zi An Road, Nanchang, Jiangxi Province, the PRC;

16.	China Mobile Group Shandong Co., Ltd., a limited liability company incorporated and duly existing in accordance with the PRC laws with its legal address at 20569 Jing Shi Road, Jinan, Shandong Province, the PRC;

17.	China Mobile Group Henan Co., Ltd., a limited liability company incorporated and duly existing in accordance with the PRC laws with its legal address at 48 Jing San Road, Zhengzhou, Henan Province, the PRC;

18.	China Mobile Group Hubei Co., Ltd., a limited liability company incorporated and duly existing in accordance with the PRC laws with its legal address at 66 Chang Qing San Road, Jiang Han District, Wuhan, Hubei Province, the PRC;

19.	China Mobile Group Hunan Co., Ltd., a limited liability company incorporated and duly existing in accordance with the PRC laws with its legal address at 446 Fu Rong Zhong Road III, Tian Xin District, Changsha, Hunan Province, the PRC;

20.	China Mobile Group Guangdong Co., Ltd., a limited liability company incorporated and duly existing in accordance with the PRC laws with its legal address at 19/F., GoTone Building, 208 Yue Xiu Nan Road, Guangzhou, Guangdong Province, the PRC;

21.	China Mobile Group Guangxi Co., Ltd., a limited liability company incorporated and duly existing in accordance with the PRC laws with its legal address at 117 Min Zu Avenue, Nanning, Guangxi Zhuang Autonomous Region, the PRC;

22.	China Mobile Group Hainan Co., Ltd., a limited liability company incorporated and duly existing in accordance with the PRC laws with its legal address at 88 Jin Long Road, Jin Mao District, Haikou, Hainan Province, the PRC;

23.	China Mobile Group Sichuan Co., Ltd., a limited liability company incorporated and duly existing in accordance with the PRC laws with its legal address at 1 Gao Sheng Qiao Road, Wu Hou District, Chengdu, Sichuan Province, the PRC;

24.	China Mobile Group Yunnan Co., Ltd., a limited liability company incorporated and duly existing in accordance with the PRC laws with its legal address at 39 Huan Cheng Nan Road, Kunming, Yunnan Province, the PRC;

25.	China Mobile Group Guizhou Co., Ltd., a limited liability company incorporated and duly existing in accordance with the PRC laws with its legal address at 19 Beijing Road, Guiyang, Guizhou Province, the PRC;

26.	China Mobile Group Xizang Co., Ltd., a limited liability company incorporated and duly existing in accordance with the PRC laws with its legal address at 84 Jin Zhu Zhong Road, Lhasa, Xizang Autonomous Region, the PRC;

27.	China Mobile Group Shaanxi Co., Ltd., a limited liability company incorporated and duly existing in accordance with the PRC laws with its legal address at 29 Jin Ye Yi Road, Hi-Tech Industrial Development Zone, Xian, Shaanxi Province, the PRC;

28.	China Mobile Group Gansu Co., Ltd., a limited liability company incorporated and duly existing in accordance with the PRC laws with its legal address at 666 Bei Bin He Xi Road, Lanzhou, Gansu Province, the PRC;

29.	China Mobile Group Qinghai Co., Ltd., a limited liability company incorporated and duly existing in accordance with the PRC laws with its legal address at 56 Xi Guan Da Avenue, Xining, Qinghai Province, the PRC;

30.	China Mobile Group Ningxia Co., Ltd., a limited liability company incorporated and duly existing in accordance with the PRC laws with its legal address at 217 Xin Chang Dong Road, Jin Feng District, Yinchuan, Ningxia Hui Autonomous Region, the PRC;

31.	China Mobile Group Xinjiang Co., Ltd., a limited liability company incorporated and duly existing in accordance with the PRC laws with its legal address at 78 Nan Hu Nan Road, Shui Mo Gou District, Urumqi, Xinjiang Uyghur Autonomous Region, the PRC;

32.	China Mobile Group Design Institute Co., Ltd., a limited liability company incorporated and duly existing in accordance with the PRC laws with its legal address at 126 Xi Zhi Men Nei Avenue, Xi Cheng District, Beijing, the PRC;

33.	China Mobile Group Device Company Limited, a limited liability company incorporated and duly existing in accordance with the PRC laws with its legal address at A1, Ma Man Road, Sha He Town, Chang Ping District, Beijing, the PRC;

34.	The Government & Enterprises Branch of China Mobile Communication Co., Ltd, a branch of a limited liability company incorporated and duly existing in accordance with the PRC laws with its legal address at Room 106A, 17 Yong Kang Lane, Dong Cheng District, Beijing, the PRC;

35.	China Mobile Group Finance Co., Ltd., a limited liability company incorporated and duly existing in accordance with the PRC laws with its legal address at19 & 20/F., #3 Building, #1 Yard, Yue Tan Nan Avenue, Xi Cheng District, Beijing, the PRC;

36.	China Mobile IoT Company Limited, a limited liability company incorporated and duly existing in accordance with the PRC laws with its legal address at 4-56 Rong Ying Building, S&T Innovation Center, 8 Yu Ma Road, Nan An District, Chongqing, the PRC (in the extended area of Economic Development Zone);

37.	China Mobile (Suzhou) Software Technology Co., Ltd., a limited liability company incorporated and duly existing in accordance with the PRC laws with its legal address at 58 Kun Lun Shan Road, Hi-Tech Zone, Suzhou, Jiangsu Province, the PRC;

38.	China Mobile (Hangzhou) Information Technology Company Limited, a limited liability company incorporated and duly existing in accordance with the PRC laws with its legal address at 18-6, 998 Wen Yi Xi Road, Yu Hang District, Hangzhou, Zhejiang Province, the PRC;

39.	China Mobile Online Services Co., Ltd., a limited liability company incorporated and duly existing in accordance with the PRC laws with its legal address at the conjunction of Tai Kang Road and Hui Tong Avenue, Economic and Technical Development Zone, Luoyang, Henan Province, the PRC;

40.	MIGU Co., Ltd., a limited liability company incorporated and duly existing in accordance with the PRC laws with its legal address at Room 400, Tower 5, 11 De Sheng Meng Wai Avenue, Xi Cheng District, Beijing, the PRC (Dengsheng Zone);

41.	China Mobile Internet Co., Ltd., a limited liability company incorporated and duly existing in accordance with the PRC laws with its legal address at Tower 1.1, 333 Gao Tang Road, Tian He District, Guangzhou, Guangdong Province, the PRC;

42.	China Mobile Tietong Co., Ltd., a limited liability company incorporated and duly existing in accordance with the PRC laws with its legal address at 2 Guang Ning Bo Street, Xi Cheng District, Beijing, the PRC;

43.	China Mobile Investment Holdings Co., Ltd., a limited liability company incorporated and duly existing in accordance with the PRC laws with its legal address at Shenzhen Qianhai Commerce Secretariat Co.,Ltd., Room 201, Tower A, 1 Qian Wan Yi Road, Qianhai Shenzhen-HongKong Cooperation Zone, Shenzhen, the PRC; and

44.	The Research Institution of China Mobile Communication Co., Ltd, a branch of a limited liability company incorporated and duly existing in accordance with the PRC laws with its legal address at 29 Jin Rong Avenue, Xi Cheng District, Beijing, the PRC.

WHEREAS

A.	The Trademark License Agreement entered into by and between Party A, Party B and its subsidiaries, and Party C and its subsidiaries in January 2013 will expire on 31 December 2017.

B.	Party A is the lawful owner of the Licensed Trademarks (as defined in this Agreement).

C.	Party A agrees, in accordance with the terms and conditions hereof, to license the Licensees to use the Licensed Trademarks for the purpose of Party A’s interests. The Licensees agree to use the Licensed Trademarks of Party A in accordance with the terms and conditions hereof.

After due consideration, in order to protect Party A’s legal right in the Licensed Trademarks and the Licensees’ legal rights in the use of the Licensed Trademarks, Party A and the Licensees agree as follows:

ARTICLE ONE    DEFINITIONS

Except as otherwise provided herein, the following terms shall have the meanings set forth below:

1.1.	Affiliates: with respect to any person, refer to any individual, company, partnership, association or other entity or organization that directly or indirectly controls, is controlled by, or under the common control of, such person.

1.2.	Licensed Trademarks: refer to the trademarks, as set forth in but not limited to Appendix hereto, valid, newly-applied and granted trademarks registered by Party A within the term of the license, including its co-owned trademarks, except for those newly-applied trademarks claimed as unlicensed trademarks by Party A. The licensed areas are the same as those of the registered trademarks.

1.3.	Licensees: refer to Party B, Party B’s subsidiaries, Party C and Party C’s subsidiaries.

1.4.	Third Parties: refer to any individuals, legal persons, companies, enterprises, governmental departments or other economic entities or organizations other than the parties (including its affiliates) to this Agreement.

1.5.	Force Majeure: refers to all unforeseeable, unavoidable events or the effect of which are insurmountable, that materially affect a party’s capability to perform its obligations under this Agreement, in whole or in part.

ARTICLE TWO    GRANT OF LICENSE

2.1.	Party A hereby agrees that it shall grant the Licensees the non-exclusive right to use the Licensed Trademarks in China (including Hong Kong, Macao, Taiwan) and allow the Licensees to use the Licensed Trademarks within their respective operating regions and business scope in China (including Hong Kong, Macao, Taiwan) in accordance with the terms and conditions hereof within the term of the license. Therefore, the Licensees shall have the right to use the Licensed Trademarks within their respective operating regions and business scope in China (including Hong Kong, Macao, Taiwan) in accordance with the terms and conditions hereof.

2.2.	The term of licensing: starting from 1 January 2018 through 31 December 2022. The Agreement shall be automatically renewed for a 5-year term, from 1 January 2023 to 31 December 2027, provided that no party raises any objections or terminates the license before its expiry.

2.3.	The scope of use: goods and services consistent with the registered scope in the trademark registration certificates of the licensed trademarks.

2.4.	The Licensees shall not assign any of their rights or obligations hereunder to any Third Parties without the written consent of Party A.

ARTICLE THREE    GRANT OF THIRD PARTY LICENSE

3.1.	With the prior written consent of Party A, Party A hereby agrees that it shall authorize the Licensees to separately enter into a China Mobile Trademark License Agreement (hereinafter referred to as the “Third Party Agreement” ) with Third Parties engaging in the relevant business activities (including business activities such as sales, marketing, promotions, sales by authorized dealers of mobile phones and maintenance by authorized dealers) within the respective areas of operation and operating regions based on its own business development needs. The Third Party Agreement shall authorize Third Parties to reasonably use the Licensed Trademarks within the specific operating and geographic areas. The Licensees shall have the right and obligation to supervise the reasonable use of the Licensed Trademarks within the specific operating and geographical areas specified by such Third Parties (i.e. the licensees of sublicense under the Third Party Agreement) that engage in the relevant business activities.

3.2.	Party A hereby authorizes the Licensees to file, as the sub-licensor, the Third Party Agreements with the State Trademark Bureau and relevant regulatory authorities.

3.3.	As for practical operation, the Licensees shall submit an estimated number of Third Party Agreements to be entered into with any local Third Parties for the next year in accordance with its own business development needs (hereinafter referred to as the “Annual Plans”) to Party A. The Licensees shall enter into a Third Party Agreement with the Third Party and be responsible for filing the Third Party Agreement with the State Trademark Bureau and the relevant regulatory authorities within the time limit as required by the relevant PRC laws and regulations.

3.4.	If the Licensees have a genuine need to permit new Third Parties engaging in the relevant activities to use the Licensed Trademarks that were not included in the Annual Plans because of rapid business development, the Licensees may file applications with Party A for a specific number of additional Third Party Agreements. Under this circumstance, Party A may approve such applications filed from time to time by the Licensees in its discretion.

ARTICLE FOUR    REPRESENTATIONS AND WARRANTIES

4.1.	Each party to this Agreement shall make the following representations and warranties to the other parties:

a.	It is a legal person duly incorporated and existing under the PRC or Hong Kong laws;

b.	It has the full power and authority to execute this Agreement and to perform all the obligations under this Agreement;

c.	Its representative, who executes this Agreement, has been granted with the right and power to execute this Agreement by valid power of attorney, resolutions of its Board of Directors, or any other form of documents; and

d.	This Agreement and its appendixes shall constitute the legal, valid and binding obligations of each party to this Agreement upon execution.

4.2.	Party B and C shall be responsible for urging and restricting each of its subsidiaries in performing their respective obligations under this Agreement in accordance with the terms and conditions hereof.

4.3.	Party A undertakes to the Licensees that Party A has not created or allowed, and will not create or allow, the existence of any guarantee, pledge or encumbrance otherwise relating to the Licensed Trademarks prior to the execution of this Agreement and during the term of this Agreement. Party A further undertakes that in the event that any third party disputes or takes any legal actions against the Licensees in respect of their use of the Licensed Trademarks in accordance with the terms and conditions hereof within the term of the license, it will take full legal obligations, including but not limited to, to appear before court, to defend and to indemnify. Party A agrees to compensate and indemnify the Licensees for and against any losses arising from their use of the disputed Licensed Trademarks.

4.4.	Party A shall maintain and renew the registration of the Licensed Trademarks and pay the relevant fees as well as file all necessary applications so that the Licensees may lawfully use the Licensed Trademarks and become the legal licensees of the Licensed Trademarks, including but not limited to the filing procedures at the State Trademark Bureau or Hong Kong Intellectual Property Department.

4.5.	This Agreement shall not grant any other rights to any Licensee except for the right to use the Licensed Trademarks in accordance with the terms and conditions of this Agreement and Party A shall not be deemed to have sold or transferred the Licensed Trademarks to the Licensees. The Licensees acknowledge Party A’s proprietary rights in the Licensed Trademarks (such rights include but not limited to the rights with respect to the entitlement, registration, renewal and applications of registration and renewal, and all of the rights relevant to such rights). The Licensees shall not have the right to file any registration application for the Licensed Trademarks, any trademarks, service logos, other names, marks or languages, or any packages, commercial exteriors, color graphics or designs that bear resemblance to the Licensed Trademarks in any country or region as trademarks or corporation names without obtaining the prior written consent of Party A.

4.6.	The Licensees agree to provide reasonable assistance to Party A (or its Affiliates at the request of Party A) to protect the Licensed Trademarks, including providing any information or documents, and not taking any actions that will prevent or adversely affect the registration or renewal of the Licensed Trademarks in China (including Hong Kong, Macao, Taiwan) or other places by Party A or its Affiliates. The Licensees also agree to notify Party A in a timely fashion and provide any necessary assistance in case of finding any Third Parties infringing the exclusive right of the Licensed Trademarks.

4.7.	The Licensees shall have the obligation to keep all non-public information confidential in relation to this Agreement and Party A. This confidentiality obligation shall not terminate or be cancelled because of the termination or cancellation of this Agreement.

4.8.	Each Licensee shall not describe itself to be, or imply that it is, an agent or representative of Party A, or state or guarantee to any third party that it may require Party A to take any direct or indirect responsibility and/or obligation. Otherwise, all responsibilities incurred shall be borne by the Licensee.

4.9.	Each party to this Agreement agrees to unconditionally execute any other legal documents and take any other actions required for the purpose of this Agreement, including but not limited to following the filing procedures at the State Trademark Bureau.

ARTICLE FIVE    LICENSE FEE

5.1.	As long as the Licensees comply with all agreements hereof, Party A agrees that the Licensees shall have the right to use the Licensed Trademarks without compensation. However, under the circumstances as follows, Party A may ask for a license fee:

a)	Party A is entitled to require a license fee for some specific reasons or when some situation in relation to a Licensee changes;

b)	Party B and C and its respective subsidiaries can sublicense the Licensed Trademarks to third parties with a license fee in accordance with the actual condition, taking full account of the value of Party A’s trademarks, and with Party A’s approval.

5.2.	Under special circumstances or in case the Licensees no longer satisfy the conditions of Article 5.1 hereof, Party A may license to the Licensees for a fee. The license fee for the Licensed Trademarks shall be negotiated by the parties and specified in a supplemental contract (hereinafter referred to as the “Supplemental Contract”), but in no event such license fee for using the Licensed Trademarks shall be more than the license fee paid by any other Affiliates of Party A at that time.

ARTICLE SIX    SUPERVISION

6.1.	The Licensees shall comply with all of the relevant applicable laws and regulations and obtain the relevant governmental approvals relating to the use of the Licensed Trademarks.

6.2.	The Licensees shall not use the Licensed Trademarks in a way that will damage or adversely affect Party A, its business or its reputation nor associate the Licensed Trademarks with any trademarks of the Licensees or any third party or any other languages, marks or designs to create a new logo containing the Licensed Trademarks or bearing resemblance thereto.

6.3.	Party A has the right to supervise the quality of the Licensees’ goods and services using the Licensed Trademarks. The Licensees shall ensure the quality of the goods and services using the Licensed Trademarks. Measures include but are not limited to: Party A may supervise any products, packages, labels, advertisements or any promotional materials or marketing activities that use the Licensed Trademarks, provided or sponsored by the Licensees; Party A shall have the right to withhold its permission for such promotional products or marketing activities if it deems such use harmful to its business, reputation or goodwill under the Licensed Trademarks. The Licensees agree to comply with all of Party A’s requests in this regard in a timely manner.

6.4.	The Licensees shall indicate its own company name and place of manufacture on its goods or services using the Licensed Trademarks.

6.5.	Party A has the right to inspect the following records of the Licensees at any time and the Licensees shall maintain the following records for at least one year, so that Party A may determine whether the Licensees have complied with the relevant requirements set forth in this Article 6:

a.	Sample packages, labels, advertisements, or originals or photos of other textual materials for products containing the Licensed Trademarks that are used in promotional or marketing activities;

b.	All of the files of any appeals or claims with respect to the Licensed Trademarks that have been filed by consumers, competitors, governmental authorities, actual users or other entities; and

c.	Forms, letterheads or other samples or copies containing the Licensed Trademarks set forth in this Article 6.

6.6.	Upon the execution of this Agreement, Party A shall provide to the Licensees the latest manual for the corporate logo (and any updated or amended version) relevant to the use of the Licensed Trademarks by the Licensees in accordance with the terms and conditions hereof. The Licensees shall make the Licensed Trademark on its own strictly implementing the relevant standards set forth in the latest corporate logo manual provided by Party A. The Licensees shall neither change the text, graphics and combination thereof, nor use the Licensed Trademark outside the scope of the license.

ARTICLE SEVEN    INFRINGEMENT AND INDEMNITY

7.1.	In the event that Party A breaches any obligations, responsibilities, warranties or undertakings under this Agreement, Party A shall indemnify the Licensees against any direct financial loss incurred by the Licensees attributable to such breaches. In the event that the Licensees breach any obligations, responsibilities, warranties and undertakings under this Agreement, the corresponding Licensee shall indemnify Party A against any financial loss incurred thereby attributable to such breaches.

7.2.	In the event of the failure of any party to this Agreement to perform the obligations and duties under this Agreement due to a Force Majeure event, the affected party shall not be held liable for any breach arising from such event, except for those the laws state otherwise. The party that fails to perform its obligations and duties under this Agreement due to a Force Majeure event shall notify the other party immediately and take all reasonable actions to reduce the impact of the Force Majeure event.

7.3.	If the Licensees know of any infringement or potential infringement of Party A’s right in the Licensed Trademarks, the Licensees shall immediately notify Party A and provide to Party A a report detailing all of its knowledge about the infringement. Upon receipt of the foregoing notice and report from the Licensees, Party A shall have the right to evaluate the infringement or potential infringement on the Licensed Trademarks and take all appropriate actions including legal proceedings or other actions to stop the actual or potential infringements. The Licensees shall cooperate with Party A in connection with the actions. And with the prior written consent of Party A, any expenses incurred by the Licensees in connection with such cooperation shall be reasonably compensated out of the fees paid by the infringer.

7.4	Under the circumstances where a third party makes any claims to the Licensor or the Licensees with respect to the Licensed Trademarks within the scope hereof, one party shall take actions and fully cooperate to protect the other parties’ rights and interests.

ARTICLE EIGHT    TERM, EFFECTIVENESS AND TERMINATION

8.1.	This Agreement shall come into effect when the authorized or legal representatives of each party have executed this Agreement and terminate upon the expiration of the term.

8.2.	Party A shall have the right to terminate this Agreement in any of the following events:

a.	The Licensees breach this Agreement or any of the representations and warranties hereof, and fail to correct such breach within thirty (30) days after receipt of a written notice from Party A with a detailed statement of the Licensees’ acts of breach;

b.	Party A no longer directly or indirectly holds any interest in Party B and its subsidiaries, and Party C and its subsidiaries arising from the change of shareholding etc.; or

c.	Party C becomes bankrupt and the subject of any liquidation and dissolution proceedings, discontinues its operations or fails to pay its debts on schedule.

8.3.	Party B and C shall have the right to terminate this Agreement in any of the following events:

a.	Party A breaches this Agreement or any of the representations and warranties hereof, and fails to correct such breach within thirty(30) days after receipt of a written notice from Party B or Party C with a detailed statement of the Licensor’s acts of breach; or

b.	Party A no longer has any proprietary right in the Licensed Trademarks.

8.4.	If any party wishes to terminate this Agreement in accordance with Article 8.2 or Article 8.3 hereof, it shall notify the other parties in writing with a 60-day advance notice. Such notice shall provide its reasons for termination and this Agreement will be terminated upon expiration of such 60-day period.

8.5.	After the termination of this Agreement for any reason:

a.	The right to use the Licensed Trademarks by the Licensees shall be immediately terminated. The Licensees shall not continue their use of the Licensed Trademarks or attempt to register or use any trademarks, service logos, other names, marks, languages, package profiles, color, design or graphics same as or similar to the Licensed Trademarks;

b.	The Licensees shall provide to Party A or its designated Affiliates any materials under their custody with respect to or containing a Licensed Trademark, or make alterations to such materials so that they no longer incorporate any Licensed Trademark; and

c.	Each party to this Agreement shall notify all of the relevant local administration for industry and commerce and trademark authorities of the termination of this Agreement.

The provisions of this Article 8.5 shall survive the termination of this Agreement.

ARTICLE NINE    BREACH OF CONTRACT

9.1.	The Licensees’ breach of any agreement hereof shall be deemed a breach of contract. In case of any act of breach, the Licensees shall pay Party A RMB100,000 as penalty and be liable for Party A’s damages caused if the penalty is inadequate to cover the damages of Party A.

ARTICLE TEN    DISPUTE RESOLUTION, APPLICABLE LAWS AND OTHERS

10.1.	For any disputes arising from the effect, interpretation or performance of this Agreement, the parties shall endeavor to resolve in a friendly manner. In the event of any failure to resolve such disputes after negotiation, any party can submit such disputes to the China International Economic and Trade Arbitration Committee for arbitration in Beijing in accordance with its arbitration rules then in effect. The arbitration award shall be final and binding on each party to this Agreement. Except for the matters under dispute submitted for arbitration, the remaining provisions of this Agreement shall remain in effect.

10.2.	The execution, effectiveness, interpretation and implementation of, the dispute resolution arising from this Agreement shall be governed by the PRC laws.

10.3.	This Agreement is severable. If any provision is rendered illegal or unable to be implemented by the competent arbitration committee, but has no fundamental effect on the effectiveness of this Agreement, such provision shall not affect the validity and performance of the remaining provisions of this Agreement.

10.4.	Within the term of this Agreement, the effectiveness of this Agreement will not be affected by change of registered office address of Party A, Party B and its subsidiaries, and Party C and its subsidiaries.

10.5.	This Agreement is written in Chinese and the original of which is prepared in fifty copies. Each of Party A, Party B and its subsidiaries, and Party C and its subsidiaries shall hold one original. All of the originals of this Agreement shall have equal force and effect.

10.6.	This Agreement and its appendixes shall constitute the entire agreement between the parties with respect to the agreed matters relating to this Agreement and supersede any intentions or understanding of the parties with respect to such matters or any previous agreements, contracts or written documents.

10.7.	Any amendments to this Agreement shall only become effective upon the execution of a written agreement by the respective authorized representative of each party to this Agreement, and such amendments shall be filed with the State Trademarks Bureau and the relevant local administration for industry and commerce.

10.8.	The failure of any party to exercise or postpone exercising its rights, powers or preemptive rights under this Agreement shall not be deemed as a waiver of such rights, powers or preemptive rights and a partial exercise of such rights, powers or preemptive rights shall not preclude the future exercise of such rights, powers or preemptive rights.

10.9.	This Agreement may be made in counterparts for execution by each party. Counterparts bearing respective signatures shall constitute a binding agreement. In the event that this Agreement shall be executed in counterparts, the date each party successfully exchanges its signed counterpart with the other party by facsimile shall be the date of execution.

10.10.	Party A shall be responsible for the filings of this Agreement entered into among Party A, Party B and its subsidiaries, and Party C and its subsidiaries. The Third Party Agreements entered into between Party B, Party C or their respective subsidiaries and any third parties within the licensing scope of Party A shall perform the relevant formalities in accordance with Party A’s authorization and PRC laws and regulations.

10.11.	This Agreement shall prevail if there is a conflict between this Agreement and any other authorization or contracts or agreements in relation to Party A’s trademark license issue.

10.12	Any matters that are not addressed under this Agreement shall be dealt with by the Parties hereto separately.

This Agreement is executed by the duly authorized representative of each party to this Agreement as of the date set forth in the first paragraph of this Agreement for faithful compliance.

SIGNATURE PAGE

Party A:
China Mobile Communications Corporation
Legal Representative or Authorized Representative

s/ LV Ping

Party B:
China Mobile Limited
Legal Representative or Authorized Representative

s/ CHEN Gong

Party C:
China Mobile Communication Co., Ltd
Legal Representative or Authorized Representative

s/ YU Mang